UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2012

VIPER POWERSPORTS INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-51632	41-1200215
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(IRS Employer Identification No.)

2458 West Tech Lane, Auburn, AL	36832
(Address of principal executive offices)	(Zip Code)

(334) 887-4445

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CER 230.425)
•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)
•	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
•	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

The disclosure below under Item 4.02 (a) is incorporated by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Item 4.02(a)

On February 14, 2012, the Board of Directors of Viper Powersports Inc (the Company), based upon a recommendation from management, determined that the Company's financial statements for the year ended December 31, 2010 and for the quarterly period from March 31, 2010 through September 30, 2011, should no longer be relied upon and should be restated. This determination was made following an assessment of certain accounting matters related to the changes in the Company’s derivative accounting for warrants originally recorded during the periods. Additionally, a prior period adjustment related to an overstatement of Accounts Payable was recognized with the filing of the financial statements for the year ended December 31, 2011. This adjustment will be carried back to the restatement quarterly periods from March 31, 2010 through September 30, 2011 and included in the annual report dated December 31, 2010.

The Company concluded that it was necessary to amend its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q for the quarter period ended March 31, 2010 through September 30, 2011 in order to restate its financial statements to (1) reflect correct warrant accounting, (i) removal of any derivative accounting related to warrants issued (ii) properly account for debt discounts and accretion and (2) to record changes to the overstatement of Accounts Payable for prior period posting errors. While the Company has not finalized the consideration of the impact of these adjustments on its assessment of internal control over financial reporting, the Company has concluded that these adjustments were the result of one or more material weaknesses in internal control over financial reporting.

Executive officers authorized by the Board of Directors have discussed the matters disclosed in this Form 8-K with Child, Van Wagoner and Bradshaw, PLLC, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2012                                                                                        Viper Powersports Inc.

By:                 /s/ Timothy Kling

Timothy Kling

Chief Financial Officer